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                                                                     EXHIBIT 23A



                         Consent of Independent Auditors
                         -------------------------------



The Board of Directors and Shareholders
Linens 'n Things, Inc:

We consent to incorporation by reference in the Registration Statements Numbers 333-71903, 333-55803, 333-42874, 333-62982 and 333-62984 on Form S-8 of Linens
'n Things, Inc. and Subsidiaries of our report dated January 30, 2002, relating to the consolidated balance sheets of Linens 'n Things, Inc. and Subsidiaries as of December 29, 2001 and December 30, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2001, which report appears in the December 29, 2001 Annual Report on Form 10-K of Linens 'n Things, Inc.





/s/ KPMG LLP
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KPMG LLP

New York, New York
March 28, 2002